Exhibit 10.2

MASTER AGREEMENT
THIS MASTER AGREEMENT (this “Agreement”) is entered into effective as of September 16, 2014 (the “Effective Date”), by and between EAGLE ROCK ENERGY G&P, LLC (the “Company”) and Roger A. Fox (“Executive”).
W I T N E S S E T H:
WHEREAS, the Company is the general partner of Eagle Rock Energy GP, L.P., a Delaware limited partnership (“ERGP”), which is, in turn, the general partner of Eagle Rock Energy Partners, L.P., a Delaware limited partnership (the “Partnership”);
WHEREAS, Executive is currently employed by the Company and is an integral part of the management of the Company and the Partnership; and
WHEREAS, the Company desires to continue to employ Executive and Executive desires to continue to be employed by the Company, in each case, on the terms and conditions and for the consideration hereinafter set forth.
NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the Company and Executive agree as follows:
1.Definitions. For purposes of this Agreement, the terms listed below will have the meanings specified herein:
(a)“Board” means the board of directors of the Company.
(b)“COC Agreement” means that certain Executive Change of Control Agreement by and between the Company and Executive, dated as of March 26, 2012.
(c)“Code” means the Internal Revenue Code of 1986, as amended, and applicable administrative guidance issued thereunder.
(d)“Midstream Transaction” means the transaction contemplated by that certain Contribution Agreement by and among the Partnership, Regency Energy Partners LP and Regal Midstream LLC, dated as of December 23, 2013.
(e)“Partnership Entities” means the Company, the Partnership and any other entity which is an affiliate of the foregoing entities and, when applicable in accordance with Section 4(b), means any successor to the Company, the Partnership or any other entity which is an affiliate thereof, and also includes any other entity which is an affiliate of such successor entity(ies).
(f)“Side Letter Agreement” means that certain letter agreement adopted by the Company for the benefit of Executive, dated as of December 23, 2013, which provides for accelerated vesting of all restricted units issued to Executive upon Executive’s termination without “Cause” or for “Good Reason” during the “Protection Period” (each term as defined in the Side Letter Agreement).
2.Acknowledgements. The Company and Executive hereby acknowledge and agree to the following items, each of which shall serve as consideration for the other items:
(a)Title; Duties. Executive has not heretofore experienced a termination of employment with the Company. On and after the Effective Date, the Company shall employ Executive in the position of (i) Senior Vice President, Operations of the Company and in such other position or positions as the Company or the Board may designate or appoint from time to time. Executive shall report to the Chief Executive Officer of the Company. Executive agrees to serve in the position(s) referred to in this Section 2(a) and to perform diligently and to the best of Executive’s abilities the duties and services pertaining to such position(s), as well as such additional duties and services appropriate to such position(s) which the parties mutually may agree upon from time to time.
(b)    Base Salary; Bonus. On and after the Effective Date, Executive shall be entitled to receive an annualized base salary that is at least equal to the annualized base salary received by Executive immediately prior to the Effective Date and, except as specified in Sections 2(e)(ii) and 2(f) below solely with respect to calendar year 2014, Executive shall remain eligible to participate in the Company’s cash performance bonus program in effect from time to time, at a target bonus level at least equal to the target bonus level that was in effect for Executive immediately prior to the Effective Date.
(c)    Performance Unit Award. On the Effective Date, Executive shall receive a one-time award of 70,753 performance units pursuant to the Company’s form Performance Unit Agreement for officers attached hereto as Exhibit A, which shall contain a start date of July 1, 2014 for the “Performance Period” (as defined in such Performance Unit Agreement).
(d)    Restricted Unit Award. On the Effective Date, Executive shall receive a one-time award of 70,753 restricted units pursuant to the Company’s form Restricted Unit Agreement for officers attached hereto as Exhibit B.
(e)    Equivalent Cash Payment. Executive shall be eligible to receive the following payments (the “Equivalent Cash Payment”), subject to the terms and conditions, and payable at the times, specified below:
(i)Retention Bonus. Executive shall be eligible to receive a retention bonus in an amount equal to $1,334,375.00 (the “Retention Bonus”), payable in three installments, with 40% of the Retention Bonus payable on December 31, 2014, 40% of the Retention Bonus payable on August 31, 2015 and 20% of the Retention Bonus payable on August 31, 2016; provided that, Executive is continuously employed by one of the Partnership Entities through each applicable payment date. Notwithstanding the continued employment requirement applicable to the Retention Bonus, in the event of Executive’s termination of employment by the Partnership Entities for any reason (with or without cause) prior to an applicable payment date, Executive shall be entitled to receive the unpaid portion of the Retention Bonus in a single lump sum cash payment on the 60th day following Executive’s termination of employment; provided that, upon such termination of employment, Executive executes a release of all claims against the Partnership Entities (the form of which shall be delivered to Executive on the date of termination) within 45 days following Executive’s date of termination and does not subsequently revoke such release within the seven (7) day period following its execution. In the event of Executive’s termination of employment by Executive for any reason prior to an applicable payment date, any unpaid portion of the Retention Bonus shall immediately be forfeited by Executive upon such termination. Notwithstanding the foregoing, the Retention Bonus shall be subject to potential termination or return (offset) as described in Section 3 below.
(ii)Pre-Effective Date Pro Rata Bonus. Executive shall be eligible to receive a pro rata bonus, assuming a 100% level of performance achievement, under the Company’s Short Term Incentive Bonus Plan (“STIBP”) for calendar year 2014 with respect to the time period beginning January 1, 2014 and ending on the Effective Date, in an amount equal to $158,523.75 (the “Guaranteed STIBP Bonus”), which such pro rata bonus shall be paid at the same time other bonuses are paid under the STIBP but in any event during calendar year 2015; provided that, Executive is continuously employed by one of the Partnership Entities through the payment date. Notwithstanding the continued employment requirement applicable to the Guaranteed STIBP Bonus, in the event of Executive’s termination of employment by the Partnership Entities for any reason (with or without cause) prior to the payment date, Executive shall be entitled to receive the Guaranteed STIBP Bonus in a single lump sum cash payment on the 60th day following Executive’s termination of employment; provided that, upon such termination of employment, Executive executes a release of all claims against the Partnership Entities (the form of which shall be delivered to Executive on the date of termination) within 45 days following Executive’s date of termination and does not subsequently revoke such release within the seven (7) day period following its execution. In the event of Executive’s termination of employment by Executive for any reason prior to an applicable payment date, the Guaranteed STIBP Bonus shall immediately be forfeited by Executive upon such termination. Notwithstanding the foregoing, subject to the satisfaction of applicable requirements under the STIBP, Executive shall remain eligible to receive additional amounts in excess of the Guaranteed STIBP Bonus for the time period beginning January 1, 2014 and ending on the Effective Date under the STIBP, subject to the terms and conditions, and payable at the times prescribed, under the STIBP.
(f)    Post-Effective Date Pro Rata Bonus. The Company and Executive acknowledge and agree that with respect to Executive’s eligibility for an annual bonus under the STIBP for calendar year 2014 for the time period following the Effective Date, Executive shall only be eligible to receive a pro rata bonus with respect to the time period beginning on the Effective Date and ending on December 31, 2014. Except as provided in the preceding sentence, all other terms and conditions applicable to Executive’s annual bonus for calendar year 2014 under the STIBP shall continue and remain unchanged in all other respects (including, but not limited to, performance and continued employment requirements). For the avoidance of doubt, (i) the only amount required to be paid to Executive under the STIBP for calendar year 2014 with respect to the time period preceding the Effective Date shall be the Guaranteed STIBP Bonus (but Executive shall remain eligible to receive additional amounts in excess of the Guaranteed STIBP Bonus with respect to such time period in accordance with Section 2(e)(ii) above) and (ii) if Executive becomes entitled to benefits under the COC Agreement prior to the date on which the Guaranteed STIBP Bonus is paid pursuant to Section 2(e)(ii) above, the Company and Executive acknowledge and agree that the Guaranteed STIBP Bonus shall not be considered an “Accrued Payment” (as defined in the COC Agreement) for purposes of the COC Agreement, and Executive shall not be entitled to receive any other amounts in respect of the STIBP for the time period preceding the Effective Date as an Accrued Payment under the COC Agreement.
(g)    COC Agreement.
(i)    Executive acknowledges and agrees that, as of the Effective Date, Executive has not experienced an event or been subjected to a condition that gives right to terminate employment for “Good Reason” (as defined under the COC Agreement) under the COC Agreement, whether due to a change in Executive’s status, title, position or responsibilities (which, for the avoidance of doubt, includes the change described in Section 2(a) above) or any other reason, including as a result of the Midstream Transaction. Solely with respect to whether an event has occurred or a condition has arisen prior to the Effective Date (including as a result of the Midstream Transaction) that could constitute “Good Reason” under the COC Agreement, Executive waives all rights and forfeits any and all claims and benefits under the COC Agreement with respect to any such event that may have occurred or condition that may have arisen in accordance with the acknowledgment in the preceding sentence. For the avoidance of doubt, this Section 2(g)(i) shall not have any effect on the “Protection Period” under the COC Agreement or Executive’s rights with respect to any future event that occurs or condition that arises on or after the Effective Date that could constitute “Good Reason” under the COC Agreement.
(ii)    The Company and Executive acknowledge and agree that except as provided in Section 2(g)(i) above, the COC Agreement shall remain in full force and effect. For the avoidance of doubt, Executive shall remain eligible to receive the benefits described under the COC Agreement, subject to the adjustment to “Accrued Payments” set forth in Section 2(f) above, (A) in the event of a termination of employment without “Cause” or for “Good Reason” (as a result of an event that occurs or condition that arises on or after the Effective Date) during the applicable “Protection Period” following the Midstream Transaction and (B) upon a future “Change of Control” that is not the Midstream Transaction and accompanying

“Termination Event” (each term in quotations as defined in the COC Agreement); provided, however, that Executive shall only be entitled to receive one set of applicable benefits under Section 3 of the COC Agreement upon the occurrence of an event or events that satisfy both (A) and (B).
(h)    Side Letter Agreement. Executive waives all rights and forfeits any and all claims and benefits under the Side Letter Agreement, including but not limited to the accelerated vesting of any unvested restricted units held by Executive on the date of Executive’s termination without Cause or for Good Reason during the Protection Period (as defined in the COC Agreement), and such restricted units shall continue to vest solely in accordance with their original terms and conditions (and, for the avoidance of doubt, be eligible for future acceleration pursuant to such original terms and conditions) as specified in the applicable award agreement(s).
3.    Termination and/or Return of Retention Bonus Payments; Offset. In the event that Executive becomes entitled to receive payment of the amount described in Section 3(a)(ii)(ii) of the COC Agreement (the “COC Lump-Sum Amount”) exclusively on account of circumstances described in Section 2(g)(ii)(A) above to the exclusion of circumstances described in Section 2(g)(ii)(B) above, (a) the Company shall discontinue any remaining payments of the Retention Bonus under Section 2(e)(i) above and (b) Executive shall be required to return any portion of the Retention Bonus paid pursuant to Section 2(e)(i) above, less any taxes withheld from the portion paid to Executive. Notwithstanding the foregoing, any offset, reduction or elimination made pursuant to this Section 3 with respect to amounts payable that are subject to the requirements of Section 409A of the Code shall comply with Section 409A of the Code.
4.    General Provisions.
(a)    Taxes. The Company is authorized to withhold from any payments made hereunder amounts of withholding and other taxes due or potentially payable in connection therewith, and to take such other action as the Company may deem advisable to enable the Company and Executive to satisfy obligations for the payment of withholding taxes and other tax obligations relating to any payments made under this Agreement.
(b)    Successors. This Agreement and all rights hereunder are personal to Executive and shall not be assignable by Executive; provided, however, that any amounts that shall become payable under this Agreement prior to Executive’s death shall inure to the benefit of Executive’s heirs and other legal representatives, as the case may be. This Agreement shall bind, and inure to the benefit of, the Company and any successor to the Partnership Entities. The Company shall require any successor to the Partnership Entities to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no succession had taken place. Upon such assumption by the successor, the Company automatically shall be released from all liability hereunder. In the event a successor does not assume this Agreement, any benefits that remain to be paid pursuant to Section 2(e) of this Agreement shall be paid immediately.

(c)    Unfunded Obligation. All benefits due to Executive under this Agreement are unfunded and unsecured and are payable out of the general funds of the Company.
(d)    Limitation on Rights Conferred. Neither this Agreement nor any action taken hereunder will be construed as (i) giving Executive the right to continue in the employ or service of the Company or an affiliate; (ii) interfering in any way with the right of the Company or any affiliate to terminate Executive’s employment or service at any time; or (iii) giving Executive any claim to be treated uniformly with other employees.
(e)    Entire Agreement. Except as otherwise specifically provided herein, this Agreement, the COC Agreement and any other agreements specifically referenced herein, constitute the entire agreement between the parties respecting the subject matter hereof and supersede any prior agreements; provided, however, that, for purposes of this Section 4(e), the modifications, alterations and adjustments made to the COC Agreement and such other agreements by virtue of this Agreement (including, for the avoidance of doubt, any interpretative modifications, alterations or adjustments) shall be deemed incorporated into the COC Agreement and such other agreements as of the Effective Date and given full force and effect. No amendment to this Agreement shall be deemed valid unless in writing and signed by the parties. A waiver of any term, covenant, agreement or condition contained in this Agreement shall not be deemed a waiver of any other term, covenant, agreement or condition, and any waiver of any default in any such term, covenant, agreement or condition shall not be deemed a waiver of any later default thereof or of any other term, covenant, agreement or condition.
(f)    Severability. If any provision of this Agreement is held to be illegal or invalid for any reason, the illegality or invalidity will not affect the remaining provisions of this Agreement, but such provision will be fully severable and this Agreement will be construed and enforced as if the illegal or invalid provision had never been included herein.
(g)    Notices. Any notice required or permitted to be given by this Agreement shall be effective only if in writing, delivered personally or by courier or by facsimile transmission or sent by express, registered or certified mail, postage prepaid, (i) to Executive at the last address he has filed with the Company, and (ii) to the Company at its principal executive offices, or at such other places that either party may designate by notice to the other.
(h)    Application of Section 409A. The amounts payable pursuant to Section 2 of this Agreement are intended to comply with, or satisfy the “short-term deferral” exemption under, Section 409A of the Code and are intended to be administered in compliance with such intent. For purposes of this Agreement, references to Executive’s termination of employment shall mean, and be interpreted in accordance with, Executive’s “separation from service” within the meaning of Treas. Reg. § 1.409A-1(h)(1)(ii). To the extent that Executive is a “specified employee” within the meaning of the Treasury Regulations issued pursuant to Section 409A of the Code (the “Section 409A Regulations”) as of Executive’s date of termination, no amount that constitutes a deferral of compensation which is payable on account of Executive’s separation from service shall be paid to Executive before the date (the “Delayed Payment Date”) which is the first day of the seventh month after Executive’s date of termination or, if earlier, the date of Executive’s death following such date of termination. All such amounts that would, but for this Section 4(h), become payable prior to the Delayed Payment Date will be accumulated and paid on the Delayed Payment Date. No interest will be paid by the Company with respect to any such delayed payments. For purposes of Section 409A of the Code, each payment or amount due under this Agreement shall be considered a separate payment, and Executive’s entitlement to a series of payments under this Agreement is to be treated as an entitlement to a series of separate payments.
(i)    Governing Law. All questions arising with respect to the provisions of this Agreement and payments due hereunder will be determined by application of the laws of the State of Texas, without giving effect to any conflict of law provisions thereof, except to the extent Texas law is preempted by federal law.
(j)    Word Usage. Words used in the masculine shall apply to the feminine, where applicable, and wherever the context of this Agreement dictates, the plural shall be read as the singular and the singular as the plural.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the Effective Date.

EAGLE ROCK ENERGY G&P, LLC
By: ____/s/ Joseph A. Mills_____________
Name: Joseph A. Mills
Title: Chairman and Chief Executive Officer
Date: September 16, 2014

EXECUTIVE
__/s/ Roger A. Fox____________________
Roger A. Fox

EXHIBIT A
FORM PERFORMANCE UNIT AGREEMENT FOR OFFICERS
EAGLE ROCK ENERGY PARTNERS
LONG TERM INCENTIVE PLAN
(As Amended and Restated June 24, 2014)
PERFORMANCE UNIT AGREEMENT

This Performance Unit Agreement (this “Agreement”) is made and entered into by and between Eagle Rock Energy G&P LLC, a Delaware limited liability company (the “General Partner”), and Roger A. Fox (the “Service Provider”). This Agreement is effective as of the 16th day of September, 2014 (the “Date of Grant”). Capitalized terms used in this Agreement but not otherwise defined herein shall have the meanings ascribed to such terms in Exhibit A attached hereto or in the Plan (as defined below), unless the context requires otherwise.

W I T N E S S E T H:
WHEREAS, Eagle Rock Energy Partners, L.P., a Delaware limited partnership (the “Partnership”), has adopted the Eagle Rock Energy Partners Long Term Incentive Plan, as amended and restated June 24, 2014 (the “Plan”) to, among other things, attract, retain and motivate certain employees, officers and directors of the Partnership, ERGP, the General Partner and their respective Affiliates (collectively, the “Partnership Entities,” which term shall include any successor to the Partnership, ERGP or the General Partner and any other entity that is an Affiliate of such successor entity or entities); and

WHEREAS, the Board has authorized the grant of performance units, or phantom units subject to performance conditions, under the Plan to employees, officers and directors as part of their compensation for services provided to the Partnership Entities.

NOW, THEREFORE, in consideration of the Service Provider’s agreement to provide or to continue providing services, the Service Provider and the General Partner agree as follows:

1.    Grant of Performance Units. The General Partner hereby grants to the Service Provider, effective as of the Date of Grant, an award (the “Award”) of 70,753 performance units (the “Target Performance Units”), subject to all of the terms and conditions set forth in the Plan and this Agreement, whereby each performance unit represents the right to receive one Unit of the Partnership (each, a “Performance Unit”); provided, that, depending on the level of performance determined to be attained with respect to the applicable performance conditions as described in Sections 4 and 5, the number of Units that may be earned hereunder in respect of the Award may range from 0% to 200% of the Target Performance Units then credited to the Service Provider’s

Performance Unit Account (the “Earned Performance Units”), which Earned Performance Units are also subject to satisfaction of the applicable Continuous Service Requirement. The Performance Units contemplated in this Agreement are described in the Plan as Phantom Units subject to restrictions that lapse based on the level of achievement of performance conditions and a continued service requirement.

2.    Performance Unit Account. Performance Units represent hypothetical Units and not actual Units. The General Partner shall establish and maintain a bookkeeping account on its records for the Service Provider (a “Performance Unit Account”) and shall record in such Performance Unit Account: (a) the number of Target Performance Units subject to the Award (including any additional Target Performance Units credited to the Service Provider pursuant to Section 3 hereof), (b) the number of Performance Units that have become Earned Performance Units, and (c) whether the Continuous Service Requirement applicable to Earned Performance Units has been satisfied. The Service Provider shall not have any interest in any fund or specific assets of the Partnership by reason of this Award or the Performance Unit Account established for the Service Provider.

3.    Rights of Service Provider. No Units shall be issued to the Service Provider at the time the grant is made, and the Service Provider shall not be, nor have any of the rights and privileges of, a unitholder or limited partner of the Partnership with respect to any Performance Units recorded in the Performance Unit Account. The Service Provider shall have no voting rights with respect to the Performance Units. In the event (i) the Partnership pays any distributions in respect of its outstanding Units, and (ii) on such record date the Service Provider holds Performance Units granted pursuant to this Agreement that have not vested and been settled, then the Service Provider’s Performance Unit Account shall, as of the date such distribution is paid to unitholders of the Partnership, be credited with an additional number of Performance Units, rounded down to the nearest whole Unit, equal to (a) the aggregate amount of the distributions that would have been received by the Service Provider if the Service Provider were the record owner, as of such record date, of the number of Units underlying the number of Target Performance Units held in such Service Provider’s Performance Unit Account as of such record date, divided by (b) the Fair Market Value of a Unit on the date such distribution is paid to unitholders of the Partnership; provided, that, if the record date for such distribution occurs following the last day of the Performance Period but prior to the 12 month anniversary of the last day of the Performance Period, then any distributions that would have been received by the Service Provider if the Service Provider were the record owner, as of such date, of the number of Units underlying the number of Earned Performance Units with respect to which the Continuous Service Requirement has not been satisfied (i.e., initially 1/3 of the Earned Performance Units at the end of the Performance Period) as of such record date shall increase the number of such Earned Performance Units by a number equal to (a) the aggregate amount of the distributions that would have been so received by the Service Provider, divided by (b) the Fair Market Value of a Unit on the date such distribution is paid to the unitholders of the Partnership. Any additional number of Performance Units credited in accordance with the preceding sentence shall be added to the number of Target Performance Units or Earned Performance Units, as applicable held in the Service Provider’s Performance Unit Account, shall increase the number of the Target Performance Units or Earned Performance Units, as applicable subject to the Award and shall be subject to all of the terms and conditions set forth in the Plan and this Agreement, including without limitation, those performance and other conditions described in Section 4, that are applicable to Target Performance Units or Earned Performance Units, as applicable.

4.    Vesting of Performance Units. The Performance Units are restricted in that they may be forfeited by the Service Provider and in that they may not, except as otherwise provided in the Plan, be transferred or otherwise disposed of by the Service Provider. Subject to the terms and conditions of this Agreement, the forfeiture restrictions on the Performance Units shall lapse, and a number of Performance Units shall vest and become earned and nonforfeitable based on: (a) the extent to which the Partnership has satisfied the performance conditions set forth on Exhibit A, which, along with the corresponding percentage of the Target Performance Units then credited to the Performance Unit Account that have become earned in accordance with the table set forth on Exhibit A, shall be determined by the Committee in its sole discretion (for the avoidance of doubt, such number of Performance Units that become so earned are referred to herein as Earned Performance Units); and (b) the Service Provider’s satisfaction of the Continuous Service Requirement. For purposes of this Award, the “Continuous Service Requirement” means (i) with respect to 2/3 of the Earned Performance Units as determined at the end of the Performance Period, the Service Provider’s continuous active service with the Partnership Entities through the last day of the Performance Period, and (ii) with respect to the remaining 1/3 of the Earned Performance Units as determined at the end of the Performance Period (and as may be subsequently grossed-up for distributions as discussed in Section 3 above), the Service Provider’s continuous active service with the Partnership Entities through the date that is the 12 month anniversary of the last day of the Performance Period. Any Performance Units that do not become Earned Performance Units shall in all events terminate, expire and otherwise be forfeited by the Service Provider on the last day of the Performance Period.

5.    Effect of Change of Control and Termination of Service.

(a)Change of Control. Notwithstanding any provision herein to the contrary, if a Change of Control occurs prior to the end of the Performance Period (the date of such occurrence, the “Change of Control Date”) and the Service Provider has remained in continuous service with the Partnership Entities through the Change of Control Date, then, (i) the Service Provider shall be deemed to have earned a number of Performance Units equal to the number of Earned Performance Units the Service Provider would have earned in accordance with Section 4, but assuming that (A) the Performance Period ended on the Change of Control Date, and (B) the determination of whether, and to what extent, the Partnership has satisfied the performance conditions set forth on Exhibit A shall be based on actual performance against the stated criteria through the Change of Control Date; and (ii) the number of Earned Performance Units determined in accordance with clause (i) of this Section 5(a) (as may be grossed-up for further distributions in accordance with Section 3 above) shall become vested and nonforfeitable and the Continuous Service Requirement with respect to such Earned Performance Units shall be deemed satisfied if either (A) the Service Provider remains in continuous active service with the Partnership Entities from the Change of Control Date through (1) the last day of the Performance Period with respect to 2/3 of the Earned Performance Units, and (2) the date that is the 12 month anniversary of the last day of the Performance Period, with respect to the remaining 1/3 of the Earned Performance Units; or (B) the Service Provider’s employment or service relationship with the Partnership Entities is terminated on or after the Change of Control

Date by a Partnership Entity without Cause or by the Service Provider for Good Reason; provided, that, if the Continuous Service Requirement is deemed satisfied by virtue of this clause (B), then the number of Earned Performance Units with respect to which payment shall be made pursuant to Section 6 hereof shall be a number equal to the sum of (x) the product of (i) 2/3 of the total number of Earned Performance Units determined under this Section 5(a) times (ii) a fraction, the numerator of which is the number of full months (counting the month in which the Service Provider’s termination of employment or service relationship occurs as a full month), beginning with the month in which the Performance Period commences, during which the Service Provider was employed by, or provided services to, the Partnership Entities (the “Service Months”), or such greater number up to 24 as determined by the Committee in its sole discretion, and the denominator of which is 24 and (y) the product of (i) 1/3 of the total number of Earned Performance Units determined under this Section 5(a) times (ii) a fraction, the numerator of which is the Service Months, or such greater number up to 36 as determined by the Committee in its sole discretion, and the denominator of which is 36; provided further, that, upon such termination of employment or service, the Service Provider executes a release of all claims against the Partnership Entities (the form of which shall be delivered to the Service Provider on the date of termination) within 45 days following the Service Provider’s date of termination and does not subsequently revoke such release within the seven (7) day period following its execution; provided, however, that, if the Service Provider does not execute such release or executes and later revokes such release, the Service Provider shall not have satisfied the Continuous Service Requirement pursuant to this clause (B). Notwithstanding any provision contained herein to the contrary, if a Change of Control occurs following the last day of the Performance Period but prior to the date that is the 12 month anniversary of the last day of the Performance Period, then, the number of Earned Performance Units determined in accordance with Section 4 with respect to which the Continuous Service Requirement has not been satisfied as of such Change of Control Date (i.e., 1/3 of the Earned Performance Units at the end of the Performance Period, as grossed-up for further distributions as provided in Section 3 above) shall become vested and nonforfeitable and the Continuous Service Requirement with respect to such Earned Performance Units shall be deemed satisfied if either (i) the Service Provider remains in continuous active service with the Partnership Entities from the Change of Control Date through the date that is the 12 month anniversary of the last day of the Performance Period; or (ii) the Service Provider’s employment or service relationship with the Partnership Entities is terminated on or after the Change of Control Date by a Partnership Entity without Cause or by the Service Provider for Good Reason; provided, that, if the Continuous Service Requirement is deemed satisfied by virtue of this clause (ii), then the number of Earned Performance Units with respect to which payment shall be made pursuant to Section 6 hereof shall be a number equal to the product of (A) such number of Earned Performance Units, times (B) a fraction, the numerator of which is the Service Months, or such greater number up to 36 as determined by the Committee in its sole discretion, and the denominator of which is 36; provided further, that, upon such termination of employment or service, the Service Provider executes a release of all claims against the Partnership Entities (the form of which shall be delivered to the Service Provider on the date of termination) within 45 days following the Service Provider’s date of termination and does not subsequently revoke such release within the seven (7) day period following its execution; provided, however, that if the Service Provider does not execute such release or executes and later revokes such release, the Service Provider shall not have satisfied the Continuous Service Requirement pursuant to this clause (ii).

(b)Termination Generally. Subject to Sections 5(a) and 5(c), (i) upon termination of the Service Provider’s employment or other service relationship with the Partnership Entities prior to the last day of the Performance Period, all of the Performance Units shall terminate automatically and be cancelled upon such termination, or (ii) upon termination of the Service Provider’s employment or other service relationship with the Partnership Entities following the last day of the Performance Period but prior to the date that is the 12 month anniversary of the last day of the Performance Period, the number of Earned Performance Units determined in accordance with Section 4 that remain unvested because the Continuous Service Requirement with respect to such Earned Performance Units has not been satisfied as of such date of termination, shall terminate automatically and be cancelled upon such termination, and , in each case, neither the Service Provider nor any of his or her heirs, beneficiaries, executors, administrators or other personal representatives shall have any rights with respect to such cancelled Performance Units. Notwithstanding the foregoing, the Committee, in its sole and absolute discretion on such terms and conditions as it shall determine, may decide in certain situations not otherwise addressed in Sections 5(a) or 5(c) to vest and make payment with respect to all or any portion of the Performance Units granted pursuant to this Agreement that remain outstanding and unvested immediately prior to the Service Provider’s termination.

(c)Termination due to Death or Disability. If the Service Provider’s employment or service relationship with the Partnership Entities is terminated due to the Service Provider’s death or Disability (i) prior to the last day of the Performance Period, then (A) the Service Provider shall be deemed to have earned a number of Earned Performance Units equal to 100% of the Target Performance Units then credited to the Service Provider’s Performance Unit Account as of the date of such termination, and (B) the Continuous Service Requirement with respect to such Earned Performance Units shall be deemed satisfied and such number of Earned Performance Units shall be immediately vested and nonforfeitable as of the date of such termination, or (ii) following the last day of the Performance Period but prior to the date that is the 12 month anniversary of the last day of the Performance Period, then the number of Earned Performance Units determined in accordance with Section 4 that remain unvested as of the date of such termination shall become immediately vested and nonforfeitable on such date and the Continuous Service Requirement with respect to such Earned Performance Units shall be deemed satisfied.

(d)Definitions

(i)Cause. The term “Cause” means a determination made in good faith by two-thirds (2/3) of the Board that the Service Provider (A) willfully and continually failed to substantially perform the Service Provider’s duties with the Partnership Entities (other than a failure resulting from the Service Provider’s incapacity due to physical or mental illness) which failure continued for a period of at least thirty (30) days after a written notice of demand for substantial performance has been delivered to the Service Provider specifying the manner in which the Service Provider has failed to substantially perform, (B) willfully engaged in conduct which is demonstrably and materially injurious to the Partnership Entities, monetarily or otherwise, (C) has been convicted of, or has plead guilty or nolo contendere to, a misdemeanor involving moral turpitude or a felony, (D) has committed an act of fraud, or material embezzlement or material theft, in each case, in the course of the Service Provider’s employment relationship with the Partnership Entities, or (E) has materially breached (I) the Service Provider’s duties or obligations to the Partnership Entities under any applicable common law or the provisions of the governing documents of the Partnership Entities or (II) any obligations of the Service Provider under any agreement (including any non-compete, non-solicitation or confidentiality covenants) entered into between the Service Provider and any Partnership Entity; provided, however, that no termination of the Service Provider’s services shall be for Cause as set forth in clause (B), (D) or (E) above until (1) there shall have been delivered to the Service Provider a copy of a written notice setting forth that the Service Provider was guilty of the conduct described in clause (B), (D) or (E) above, as applicable, and specifying the particulars thereof in detail and (2) the Service Provider shall have been provided an opportunity to be heard by the Board (with the assistance of the Service Provider’s counsel if the Service Provider so desires). No act or failure to act on the part of the Service Provider shall be considered “willful” unless the Service Provider has intentionally or deliberately acted or failed to act with knowledge that such action or failure to act was likely to be materially injurious to the Partnership Entities. Notwithstanding anything contained herein or in the Plan to the contrary, no failure to perform by the Service Provider after a notice of termination is given shall constitute Cause.

(ii)Change of Control. The term “Change of Control” has the meaning given such term in the Plan; provided, that, for the avoidance of doubt, a sale or other disposition by one or more members of the NGP Group of all or substantially all of their aggregate ownership, as of the Date of Grant, of the Outstanding Equity and the Outstanding Voting Securities shall not, in and of itself, constitute a Change of Control for purposes of this Agreement.

(iii)Disability. The term “Disability” means (A) a physical or mental impairment of sufficient severity that, in the opinion of the Board, the Service Provider is unable to continue performing the duties assigned to the Service Provider prior to such impairment or the Service Provider’s condition entitles the Service Provider to disability benefits under any insurance or employee benefit plan of any Partnership Entity in which the Service Provider participates, and (B) the impairment or condition is cited by the employing Partnership Entity as the reason for the Service Provider’s termination.

(iv)Good Reason. The term “Good Reason” means the occurrence of any of the following events or conditions: (A) a change in the Service Provider’s status, title, position or responsibilities (including reporting responsibilities) which represents a substantial reduction of the status, title, position or responsibilities as in effect immediately prior thereto, the assignment to the Service Provider of any duties or responsibilities that are inconsistent with such status, title, position or responsibilities, or any removal of the Service Provider from or failure to reappoint or reelect the Service Provider to any of such positions, except in connection with the termination of the Service Provider services for Cause, due to the Service Provider’s Disability or death, or by the Service Provider voluntarily without Good Reason, (B) a reduction in the Service Provider’s annual base salary, (C) a change in the geographic location at which the Service Provider must perform services (without the consent of the Service Provider) to a location more than thirty-five (35) miles from the location at which the Service Provider normally performs such services as of the Date of Grant, except for reasonably required business travel that is not materially greater than such travel requirements prior to the Date of Grant, (D) the failure by the Partnership Entities to continue in effect any material compensation or benefit plan in which the Service Provider was participating as of the Date of Grant or to provide the Service Provider with compensation and benefits at least equal (in terms of benefit levels and/or reward opportunities) to those provided for under each compensation or employee benefit plan, program and practice as in effect immediately prior to the Date of Grant (or as in effect following the Date of Grant, if greater), (E) any material breach by a Partnership Entity of any provision of the Plan or of any provision of the Service Provider’s employment agreement, if any, or (F) any purported termination of the Service Provider’s service relationship for Cause by a Partnership Entity that does not otherwise comply with the terms of the Plan, this Agreement or the Service Provider’s employment agreement, if any. In the case of the Service Provider’s allegation of Good Reason, (1) the Service Provider shall provide notice to the Committee of the event alleged to constitute Good Reason within 90 days of the occurrence of such event, (2) the Partnership Entities shall have the opportunity to remedy the alleged Good Reason event within 30 days from receipt of notice of such allegation, and (3) if not remedied within that 30-day period, the Service Provider’s employment or service relationship with the Partnership Entities shall terminate on the day following the last day of such 30-day period.

6.    Settlement Date; Manner of Settlement. Payment in respect of Earned Performance Units for which the applicable Continuous Service Requirement has been satisfied shall be made no later than 60 days following the last day of the Performance Period, except that, notwithstanding the foregoing, (a) with respect to that portion of the Earned Performance Units for which the Continuous Service Requirement ends on the date that is the 12 month anniversary of the last day of the Performance Period, payment in respect to such Earned Performance Units shall be made no later than the 30th day following such 12 month anniversary date or, in the case of a termination of the Service Provider’s employment or service by a Partnership Entity without Cause or by the Service Provider for Good Reason, in either case, following a Change of Control Date that occurs after the end of the Performance Period but prior to the 12 month anniversary of the last day of the Performance Period, no later than the 60th day following the date of such termination; (b) in the event of a Change of Control occurring prior to the end of the Performance Period, payment in respect to Earned Performance Units pursuant to Section 5(a) shall be made no later than (i) the 30th day following the last day of the Performance Period or the date that is the 12 month anniversary of the last day of the Performance Period, whichever is the applicable vesting date on which the Continuous Service Requirement for such Earned Performance Units is satisfied, or (ii) if the Service Provider’s employment or service is terminated following the Change of Control Date either by a

Partnership Entity without Cause or by the Service Provider for Good Reason, the 60th day following the date of such termination; and (c) in the event of the Service Provider’s death or Disability, payment in respect of Performance Units deemed to be earned pursuant to Section 5(c) shall be made no later than the 30th day following termination of the Service Provider’s employment or service due to death or Disability. All payments with respect to Performance Units shall be made in Units. If the settlement of any Performance Units would yield a fractional Unit, such fractional Unit shall be rounded up to the next whole Unit. The Service Provider agrees that any Units that he acquires upon payment of the Performance Units will not be sold or otherwise disposed of in any manner that would constitute a violation of any applicable federal or state securities laws, the Plan or the rules, regulations and other requirements of the U.S. Securities and Exchange Commission (the “SEC”) and any stock exchange upon which the Units are then listed. The Service Provider also agrees that any certificates representing the Units acquired under this Award may bear such legend or legends as the Committee deems appropriate in order to assure compliance with applicable securities laws. In addition to the terms and conditions provided herein, the Partnership may require that the Service Provider make such covenants, agreements, and representations as the Committee, in its sole discretion, deems advisable in order to comply with any such laws, rules, regulations, or requirements.

7.    Limitations on Transfer. The Service Provider agrees that he shall not dispose of (meaning, without limitation, sell, transfer, pledge, exchange, hypothecate or otherwise dispose of) any Performance Units or other rights hereby acquired prior to the date the Performance Units are vested and settled. Any attempted disposition of the Performance Units in violation of the preceding sentence shall be null and void and the Performance Units that the Service Provider attempted to dispose of shall be forfeited.

8.    Adjustment. The number of Performance Units granted to the Service Provider pursuant to this Agreement shall be adjusted to reflect distributions of the Partnership paid in units, unit splits or other changes in the capital structure of the Partnership, all in accordance with the Plan. All provisions of this Agreement shall be applicable to such new or additional or different units or securities distributed or issued pursuant to the Plan to the same extent that such provisions are applicable to the units with respect to which they were distributed or issued.

9.    Violation of Law, Regulation or Rule. The General Partner shall not be required to deliver any Units hereunder if, upon the advice of counsel for the General Partner, such acquisition or delivery would violate the Securities Act of 1933 or any other applicable federal, state, or local law or regulation or the rules of the exchange upon which the Partnership’s Units are traded.

10.    Copy of Plan. By the execution of this Agreement, the Service Provider acknowledges receipt of a copy of the Plan.

11.    Notices. Whenever any notice is required or permitted hereunder, such notice must be in writing and personally delivered or sent by mail. Any such notice required or permitted to be delivered hereunder shall be deemed to be delivered on the date on which it is personally delivered or, whether actually received or not, on the third business day (on which banking institutions in the State of Texas are open) after it is deposited in the United States mail, certified or registered, postage prepaid, addressed to the person who is to receive it at the address which such person has theretofore specified by written notice delivered in accordance herewith. The General Partner or the Service Provider may change at any time and from time to time by written notice to the other, the address which it or he previously specified for receiving notices. The General Partner and the Service Provider agree that any notices shall be given to the General Partner or to the Service Provider at the following addresses:

General Partner:    Eagle Rock Energy G&P, LLC
Attn: Charles C. Boettcher
P.O. Box 2968
Houston, Texas 77252-2968
Phone: (281) 408-1260
Fax: (281) 715-4142

Service Provider:    At the Service Provider’s current address as shown in the General Partner’s records.

12.    General Provisions.

a.Administration. This Agreement shall at all times be subject to the terms and conditions of the Plan. The Committee shall have sole and complete discretion with respect to all matters reserved to it by the Plan and decisions of a majority of the Committee with respect thereto and with respect to this Agreement shall be final and binding upon the Service Provider and the General Partner.

b.No Effect on Service. Nothing in this Agreement or in the Plan shall be construed as giving the Service Provider the right to be retained in the employ or service of the Partnership Entities. Furthermore, the Partnership Entities may at any time terminate the service relationship with the Service Provider free from any liability or any claim under the Plan or this Agreement, unless otherwise expressly provided in the Plan, this Agreement or other written agreement.

c.Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Texas, without regard to conflicts of law principles thereof.

d.Amendments. This Agreement may be amended only by a written agreement executed by the General Partner and the Service Provider, except that the Committee may unilaterally waive any conditions or rights under, amend any terms of, or alter this Agreement provided no such change (other than pursuant to Section 4(c) or 7(c) of the Plan) materially reduces the rights or benefits of the Service Provider with respect to the Performance Units without his consent.

e.Binding Effect. This Agreement shall be binding upon and inure to the benefit of any successor or successors of the General Partner or the Partnership and upon any person lawfully claiming under the Service Provider.

f.Entire Agreement. This Agreement and the Plan constitute the entire agreement of the parties with regard to the subject matter hereof, and contain all the covenants, promises, representations, warranties and agreements between the parties with respect to the Performance Units granted hereby. Without limiting the scope of the preceding sentence, all prior understandings and agreements, if any, among the parties hereto relating to the subject matter hereof are hereby null and void and of no further force and effect.

g.No Liability for Good Faith Determinations. Neither the Partnership Entities nor the members of the Committee and the Board shall be liable for any act, omission or determination taken or made in good faith with respect to this Agreement or the Performance Units granted hereunder.

h.No Guarantee of Interests. The Board and the Partnership Entities do not guarantee the Units from loss or depreciation.

i.Tax Withholding. Upon any taxable event arising in connection with the Performance Units, the Partnership Entities shall have the authority and the right to deduct or withhold, or to require the Service Provider to remit to a Partnership Entity, an amount sufficient to satisfy all applicable federal, state and local taxes (including the Service Provider’s employment tax obligations) required by law to be withheld with respect to such event. In satisfaction of the foregoing requirement, unless other arrangements have been made by the Service Provider that are acceptable to the applicable Partnership Entity and unless otherwise determined by the Board (which such determination may not be delegated), the General Partner or one of its Affiliates shall withhold Units otherwise issuable in respect of such Performance Units having a Fair Market Value on the date of withholding equal to the aggregate amount of taxes required to be withheld with respect to such event based on the minimum statutory withholding rates for federal, state, local and foreign income tax and payroll tax purposes that are applicable to such supplemental taxable income.

j.Insider Trading Policy. The terms of the Partnership’s insider trading policy with respect to Units are incorporated herein by reference.

k.Term Validity. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any applicable law, then such provision will be deemed to be modified to the minimum extent necessary to render it legal, valid and enforceable; and if such provision cannot be so modified, then this Agreement will be construed as if not containing the provision held to be invalid, and the rights and obligations of the parties will be construed and enforced accordingly. In the event of any conflict between the terms and conditions of this Agreement and the Plan, the provisions of the Plan shall control.

l.Headings. The titles and headings of Sections are included for convenience of reference only and are not to be considered in construction of the provisions hereof.

m.Gender. Words used in the masculine shall apply to the feminine where applicable, and wherever the context of this Agreement dictates, the plural shall be read as the singular and the singular as the plural.

n.Clawback. Notwithstanding any provisions in the Plan or this Agreement to the contrary, any portion of the payments and benefits provided under this Agreement or pursuant to the sale of any Units issued hereunder shall be subject to any clawback or other recovery by the Partnership Entities to the extent necessary to comply with applicable law including, without limitation, the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 or any SEC rule.

o.Consent to Electronic Delivery; Electronic Signature. In lieu of receiving documents in paper format, the Service Provider agrees, to the fullest extent permitted by law, to accept electronic delivery of any documents that the Partnership may be required to deliver (including, without limitation, prospectuses, prospectus supplements, grant or award notifications and agreements, account statements, annual and quarterly reports, and all other forms of communications) in connection with this and any other award made or offered by the Partnership. Electronic delivery may be via a Partnership electronic mail system or by reference to a location on a Partnership intranet to which the Service Provider has access. The Service Provider hereby consents to any and all procedures the Partnership has established or may establish for an electronic signature system for delivery and acceptance of any such documents that the Partnership may be required to deliver, and agrees that his or her electronic signature is the same as, and shall have the same force and effect as, his or her manual signature.

p.Section 409A. None of the Performance Units or any other amounts paid or credited pursuant to this Agreement are intended to constitute or provide for a deferral of compensation that is subject to Section 409A of the Code. To the extent that the Committee determines that any Performance Units or other amounts are not exempt from Section 409A of the Code, the Committee may (but shall not be required to) amend this Agreement in a manner intended to comply with the requirements of Section 409A of the Code or an exemption therefrom (including amendments with retroactive effect), or take any other actions as it deems necessary or appropriate to (a) exempt the Performance Units or other amounts from Section 409A of the Code and/or preserve the intended tax treatment of the benefits provided with respect to the Performance Units, or (b) comply with the requirements of Section 409A of the Code. To the extent applicable, this Agreement shall be interpreted in accordance with the provisions of Section 409A of the Code. Notwithstanding anything in this Agreement to the contrary, to the extent that any payment or benefit hereunder constitutes non-exempt “nonqualified deferred compensation” for purposes of Section 409A of the Code, (A) if such payment or benefit would otherwise be payable or distributable hereunder by reason of the Service Provider’s termination of employment or service, then all references to the Service Provider’s termination of employment or service shall be construed to mean a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h) (“Separation From Service”), and the Service Provider shall not be considered to have a termination of employment or service unless such termination constitutes a Separation from Service with respect to the Service Provider, and (B) if such payment or benefit would otherwise be payable or distributable hereunder upon a Change of Control, then no such payment or distribution shall be made unless such Change of Control also constitutes a “change in the ownership of a corporation,” a “change in the effective control of a corporation,” or a “change in the ownership of a substantial portion of a corporation’s assets,” in each case, within the meaning of Treasury Regulation Section 1.409A-3(i)(5), as applied to non-corporate entities, or unless another payment date in Section 6 that is also a permissible payment event under Section 409A of the Code earlier occurs. Notwithstanding anything to the contrary in this Agreement, no amounts payable under this Agreement on account of the Service Provider’s Separation From Service shall be paid to the Service Provider prior to the expiration of the six (6) month period following the Service Provider’s Separation From Service to the extent that the Partnership Entities determine that paying such amounts prior to the expiration of such six (6) month period would result in a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code. If the payment of any such amount is delayed as a result of the preceding sentence, then on the first business day following the end of the applicable six (6) month period (or such earlier date upon which such amount may be paid under Section 409A of the Code without resulting in a prohibited distribution), the amount shall be paid to the Service Provider.

IN WITNESS WHEREOF, the General Partner has caused this Agreement to be executed by its officer thereunto duly authorized, and the Service Provider has set his hand as to the date and year first above written.

EAGLE ROCK ENERGY G&P, LLC

By:

Name:     Joseph A. Mills

Title:     Chairman and Chief Executive Officer

SERVICE PROVIDER

_____________________________________________
Roger A. Fox

EXHIBIT A
TO FORM PERFORMANCE UNIT AGREEMENT FOR OFFICERS

1.	Definitions

(a)	“Beginning Price” means the average volume-weighted closing price per Unit for the 30 consecutive trading days immediately preceding the first day of the Performance Period.

(b)	“Ending Price” means the average volume-weighted closing price per Unit for the last 30 consecutive trading days of the Performance Period.

(c)
“Performance Peer Group” means the following peer companies, which may be updated from time to time by the Committee in its sole discretion; provided, however, that in order to be included in the calculation pursuant to Section 2 of this Exhibit A, a company must remain in the Performance Peer Group on the last day of the Performance Period:

(i)	Atlas Resource Partners;

(ii)	Breitburn Energy Partners;

(iii)	Constellation Energy Partners;

(iv)	EV Energy Partners;

(v)	Legacy Reserves;

(vi)	Linn Energy;

(vii)	LRR Energy;

(viii)	Memorial Production Partners;

(ix)	Mid-Con Energy Partners;

(x)	New Source Energy Partners;

(xi)	QR Energy; and

(xii)	Vanguard Natural Resources.

(d)
“Performance Period” means the period beginning July 1, 2014 and ending June 30, 2016; provided that the Performance Period may end earlier than the stated date in accordance with Section 5(a) of the Agreement.

(e)
“Total Unitholder Return” or “TUR” means, as to the Partnership and each company in the Performance Peer Group, (i) the Ending Price minus the Beginning Price plus (ii) any distributions (whether cash or unit-based) made per Unit during the Performance Period.

2.
Calculation of TUR Ranking. At the end of the Performance Period, the TUR of the Partnership and of each company in the Performance Peer Group shall be calculated by the Committee in its good faith discretion. The percentile ranking of the Partnership’s TUR as compared to the TUR of each member of the Performance Peer Group, based on the number of members in the Performance Peer Group on the last day of the Performance Period, shall (except as otherwise provided in Section 5(c) of the Agreement) determine the percentage of Target Performance Units then credited to a Service Provider’s Performance Unit Account that become Earned Performance Units using the table below. The Committee shall have sole discretion for determining the Partnership’s TUR percentile ranking and the number of Earned Performance Units, and any such determinations shall be conclusive. For the avoidance of doubt, in determining the Partnership’s TUR percentile ranking, the relevant factor in the Committee’s determination is the percentage of members of the Performance Peer Group for which the TUR of the Partnership exceeds the TUR of members of the Performance Peer Group over the Performance Period such that, if the TUR of the Partnership is higher than all members of the Performance Peer Group over the Performance Period, the Partnership shall have achieved the 100th percentile ranking by virtue of having a TUR that is higher than 100% of the Performance Peer Group.

TUR Percentile Ranking within Performance Peer Group over Performance Period	Percentage of Target Performance Units Earned*
100th percentile	200.0%
95th percentile	185.7%
90th percentile	171.4%
85th percentile	157.1%
80th percentile	142.9%
75th percentile	128.6%
70th percentile	114.3%
65th percentile	100.0%
60th percentile	90.0%
55th percentile	80.0%
50th percentile	70.0%
Less than 50th percentile	0.00%

* If the Partnership’s TUR percentile ranking is above the 50th percentile and between two percentile points in the above table, the actual number of Earned Performance Units will be calculated using straight line interpolation between the two such percentile points.

EXHIBIT B
FORM RESTRICTED UNIT AGREEMENT FOR OFFICERS
EAGLE ROCK ENERGY PARTNERS
LONG TERM INCENTIVE PLAN
(As Amended and Restated June 24, 2014)

RESTRICTED UNIT AGREEMENT

This Restricted Unit Agreement (this “Agreement”) is made and entered into by and between Eagle Rock Energy G&P LLC, a Delaware limited liability company (the “General Partner”), and Roger A. Fox (the “Service Provider”). This Agreement is entered into as of the 16th day of September, 2014 (the “Date of Grant”). Capitalized terms used in this Agreement but not otherwise defined herein shall have the meanings ascribed to such terms in the Plan (as defined below), unless the context requires otherwise.

W I T N E S S E T H:
WHEREAS, Eagle Rock Energy Partners, L.P., a Delaware limited partnership (the “Partnership”), has adopted the Eagle Rock Energy Partners Long Term Incentive Plan, as amended and restated June 24, 2014 (the “Plan”), to, among other things, attract, retain and motivate certain employees, officers and directors of the Partnership, ERGP, the General Partner and their respective Affiliates (collectively, the “Partnership Entities,” which term shall include any successor to the Partnership, ERGP or the General Partner and any other entity that is an Affiliate of such successor entity or entities); and

WHEREAS, the Board has authorized the grant of restricted units under the Plan to employees, officers and directors as part of their compensation for services provided to the Partnership Entities.

NOW, THEREFORE, in consideration of the Service Provider’s agreement to provide or to continue providing services to the Partnership Entities, the Service Provider and the General Partner agree as follows:

SECTION 1.    Grant.

The General Partner hereby grants to the Service Provider as of the Date of Grant an award of 70,753 Units, subject to the terms and conditions set forth in the Plan, which is incorporated herein by reference, and in this Agreement, including, without limitation, those restrictions described in Section 2 (the “Restricted Units”).

SECTION 2.    Restricted Units.

The Restricted Units are restricted in that they may be forfeited to the General Partner and in that they may not, except as otherwise provided in Section 6, be transferred or otherwise disposed of by the Service Provider until such restrictions are removed or expire as described in Sections 4 and 5 of this Agreement. The General Partner shall issue in the Service Provider’s name the Restricted Units and shall retain the Restricted Units until the restrictions on such Restricted Units expire or until the Restricted Units are forfeited as described in Sections 4 and 5 of this Agreement. The Service Provider agrees that the General Partner will hold the Restricted Units pursuant to the terms of this Agreement until such time as the Restricted Units are either delivered to the Service Provider or forfeited pursuant to this Agreement.

SECTION 3.    Rights of Service Provider; Unit Distribution Rights.

Effective as of the Date of Grant, the Service Provider shall be treated for all purposes as a Unit holder with respect to all of the Restricted Units granted to him pursuant to Section 1 (except that the Service Provider shall not be treated as the owner of the Units for federal income tax purposes until the Restricted Units vest (unless the Service Provider makes an election under section 83(b) of the Code, in which case the Service Provider shall be treated as the owner of the Units for all purposes on the Date of Grant)) and shall, except as provided herein, have all of the rights and obligations of a unit holder with respect to all such Restricted Units, including any right to vote with respect to such Restricted Units and to receive any UDRs thereon if, as, and when declared and paid by the Partnership, including, without limitation, any UDRs consisting of the distribution of special purchase or other rights. Notwithstanding the preceding provisions of this Section 3, the Restricted Units shall be subject to the restrictions described herein, including, without limitation, those described in Section 2.

SECTION 4.    Forfeiture and Expiration of Restrictions. Subject to the terms and conditions of this Agreement, the restrictions described in Section 2 shall lapse and the Restricted Units shall become vested and nonforfeitable (“Vested Units”), provided the Service Provider has continuously provided services to the Partnership Entities, without interruption, from the Date of Grant through each applicable vesting date (each, a “Vesting Date”), in accordance with the following schedule:

Vesting Date	Cumulative Vested Percentage
On November 15, 2015	33%
On November 15, 2016	66%
On November 15, 2017	100%

SECTION 5.    Effect of Change of Control and Termination of Service.

(a)Change of Control. Notwithstanding anything herein to the contrary, if a Change of Control occurs prior to the final Vesting Date (the date of such occurrence, the “Change of Control Date”) and the Service Provider’s employment or service relationship is terminated on or after the Change of Control Date by a Partnership Entity without Cause or by the Service Provider for Good Reason, then the restrictions on a number of Restricted Units shall automatically lapse on the 60th day following the date of such termination such that the number of Restricted Units for which the restrictions have lapsed as of the 60th day following the Service Provider’s date of termination will be equal to the product of (i) the total number of Restricted Units granted to the Service Provider pursuant to this Agreement, times (ii) a fraction, the numerator of which is the number of full months (counting the month in which the Service Provider’s termination of employment or service relationship occurs as a full month), beginning with the month in which the Date of Grant occurred, during which the Service Provider was employed by, or provided services to, the Partnership Entities, or such greater number up to 36 as determined by the Committee in its sole discretion, and the denominator of which is 36; provided, that, upon such termination of employment or service, the Service Provider executes a release of all claims against the Partnership Entities (the form of which shall be delivered to the Service Provider on the date of termination) within 45 days following the Service Provider’s date of termination and does not subsequently revoke such release within the seven (7) day period following its execution; provided further, that, if the Service Provider does not execute such release or executes and later revokes such release, the Service Provider shall not be entitled to receive the accelerated vesting described in this Section 5(a).

(b)Termination Generally. Subject to Sections 5(a) and 5(c), upon termination of the Service Provider’s employment or service relationship with the Partnership Entities, all Restricted Units granted pursuant to this Agreement that have not yet vested as of the date of termination shall terminate automatically and be cancelled upon such termination and neither the Service Provider nor any of his or her heirs, beneficiaries, executors, administrators or other personal representatives shall have any rights with respect to such cancelled Restricted Units. Notwithstanding the foregoing, the Committee, in its sole and absolute discretion on such terms and conditions as it shall determine, may decide in certain situations not otherwise addressed in Sections 5(a) or 5(c) to vest all or any portion of the Restricted Units granted pursuant to this Agreement that remain outstanding and unvested immediately prior to the Service Provider’s termination.

(c) Termination due to Death or Disability. If the Service Provider’s employment or service relationship with the Partnership Entities is terminated due to the Service Provider’s death or Disability prior to the final Vesting Date, then all Restricted Units granted pursuant to this Agreement that have not yet vested as of the date of termination shall immediately become fully vested and nonforfeitable as of the date of such termination.

(d)Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth below:

(i)    Cause. The term “Cause” means a determination made in good faith by two-thirds (2/3) of the Board that the Service Provider (A) willfully and continually failed to substantially perform the Service Provider’s duties with the Partnership Entities (other than a failure resulting from the Service Provider’s incapacity due to physical or mental illness) which failure continued for a period of at least thirty (30) days after a written notice of demand for substantial performance has been delivered to the Service Provider specifying the manner in which the Service Provider has failed to substantially perform, (B) willfully engaged in conduct which is demonstrably and materially injurious to the Partnership Entities, monetarily or otherwise, (C) has been convicted of, or has plead guilty or nolo contendere to, a misdemeanor involving moral turpitude or a felony, (D) has committed an act of fraud, or material embezzlement or material theft, in each case, in the course of the Service Provider’s employment relationship with the Partnership Entities, or (E) has materially breached (I) the Service Provider’s duties or obligations to the Partnership Entities under any applicable common law or the provisions of the governing documents of the Partnership Entities or (II) any obligations of the Service Provider under any agreement (including any non-compete, non-solicitation or confidentiality covenants) entered into between the Service Provider and any Partnership Entity; provided, however, that no termination of the Service Provider’s services shall be for Cause as set forth in clause (B), (D) or (E) above until (1) there shall have been delivered to the Service Provider a copy of a written notice setting forth that the Service Provider was guilty of the conduct described in clause (B), (D) or (E) above, as applicable, and specifying the particulars thereof in detail and (2) the Service Provider shall have been provided an opportunity to be heard by the Board (with the assistance of the Service Provider’s counsel if the Service Provider so desires). No act or failure to act on the part of the Service Provider shall be considered “willful” unless the Service Provider has intentionally or deliberately acted or failed to act with knowledge that such action or failure to act was likely to be materially injurious to the Partnership Entities. Notwithstanding anything contained herein or in the Plan to the contrary, no failure to perform by the Service Provider after a notice of termination is given shall constitute Cause.

(ii)    Change of Control. The term “Change of Control” has the meaning given such term in the Plan; provided, that, for the avoidance of doubt, a sale or other disposition by one or more members of the NGP Group of all or substantially all of their aggregate ownership, as of the Date of Grant, of the Outstanding Equity and the Outstanding Voting Securities shall not, in and of itself, constitute a Change of Control for purposes of this Agreement.

(iii)    Disability. The term “Disability” means (A) a physical or mental impairment of sufficient severity that, in the opinion of the Board, the Service Provider is unable to continue performing the duties assigned to the Service Provider prior to such impairment or the Service Provider’s condition entitles the Service Provider to disability benefits under any insurance or employee benefit plan of any Partnership Entity in which the Service Provider participates, and (B) the impairment or condition is cited by the employing Partnership Entity as the reason for the Service Provider’s termination.

(iv)    Good Reason. The term “Good Reason” means the occurrence of any of the following events or conditions: (A) a change in the Service Provider’s status, title, position or responsibilities (including reporting responsibilities) which represents a substantial reduction of the status, title, position or responsibilities as in effect immediately prior thereto, the assignment to the Service Provider of any duties or responsibilities that are inconsistent with such status, title, position or responsibilities, or any removal of the Service Provider from or failure to reappoint or reelect the Service Provider to any of such positions, except in connection with the termination of the Service Provider services for Cause, due to the Service Provider’s Disability or death, or by the Service Provider voluntarily without Good Reason, (B) a reduction in the Service Provider’s annual base salary, (C) a change in the geographic location at which the Service Provider must perform services (without the consent of the Service Provider) to a location more than thirty-five (35) miles from the location at which the Service Provider normally performs such services as of the Date of Grant, except for reasonably required business travel that is not materially greater than such travel requirements prior to the Date of Grant, (D) the failure by the Partnership Entities to continue in effect any material compensation or benefit plan in which the Service Provider was participating as of the Date of Grant or to provide the Service Provider with compensation and benefits at least equal (in terms of benefit levels and/or reward opportunities) to those provided for under each compensation or employee benefit plan, program and practice as in effect immediately prior to the Date of Grant (or as in effect following the Date of Grant, if greater), (E) any material breach by a Partnership Entity of any provision of the Plan or of any provision of the Service Provider’s employment agreement, if any, or (F) any purported termination of the Service Provider’s service relationship for Cause by a Partnership Entity that does not otherwise comply with the terms of the Plan, this Agreement or the Service Provider’s employment agreement, if any. In the case of the Service Provider’s allegation of Good Reason, (1) the Service Provider shall provide notice to the Committee of the event alleged to constitute Good Reason within 90 days of the occurrence of such event, (2) the Partnership Entities shall have the opportunity to remedy the alleged Good Reason event within 30 days from receipt of notice of such allegation, and (3) if not remedied within that 30-day period, the Service Provider’s employment or service relationship with the Partnership Entities shall terminate on the day following the last day of such 30-day period.

SECTION 6.    Limitations on Transfer.

The Service Provider agrees that he shall not dispose of (meaning, without limitation, sell, transfer, pledge, exchange, hypothecate or otherwise dispose of) any Restricted Units hereby acquired prior to the applicable Vesting Dates, including pursuant to a domestic relations order issued by a court of competent jurisdiction, unless such transfer is expressly approved in writing by the Committee. Any attempted disposition of the Restricted Units in violation of the preceding sentence shall be null and void.

SECTION 7.    Nontransferability of Agreement.

This Agreement and all rights under this Agreement shall not be transferable by the Service Provider other than by will or pursuant to applicable laws of descent and distribution. Any rights and privileges of the Service Provider in connection herewith shall not be transferred, assigned, pledged or hypothecated by the Service Provider or by any other person or persons, in any way, whether by operation of law, or otherwise, and shall not be subject to execution, attachment, garnishment or similar process. In the event of any such occurrence, the Restricted Units shall automatically be forfeited. Notwithstanding the foregoing, all or some of the

Restricted Units or rights under this Agreement may be transferred if such transfer is approved in writing by the Committee.

SECTION 8.    Adjustment of Restricted Units.

The number of Restricted Units granted to the Service Provider pursuant to this Agreement shall be adjusted to reflect unit splits or other changes in the capital structure of the Partnership, all in accordance with the Plan. All provisions of this Agreement shall be applicable to such new or additional or different units or securities distributed or issued pursuant to the Plan to the same extent that such provisions are applicable to the Units with respect to which they were distributed or issued.

SECTION 9.    Delivery of Vested Units.

Promptly following the expiration of the restrictions on the Restricted Units as contemplated in Sections 4 and/or 5 of this Agreement, and subject to Section 10, the General Partner shall cause to be issued and delivered to the Service Provider or the Service Provider’s designee the number of Restricted Units as to which restrictions have lapsed, free of any restrictive legend relating to the lapsed restrictions, and shall pay to the Service Provider any previously unpaid UDRs distributed with respect to the Restricted Units. Neither the value of the Restricted Units nor the UDRs shall bear any interest owing to the passage of time.

SECTION 10.    Securities Act.

The General Partner shall have the right, but not the obligation, to cause the Restricted Units to be registered under the appropriate rules and regulations of the SEC. The General Partner shall not be required to deliver any Units hereunder if, in the opinion of counsel for the General Partner, such delivery would violate the Securities Act of 1933 or any other applicable federal or state securities laws or regulations. By accepting this grant, the Service Provider agrees that any Units that the Service Provider may acquire upon vesting of this Award will not be sold or otherwise disposed of in any manner that would constitute a violation of any applicable federal or state securities laws.

SECTION 11. Copy of Plan.

By the execution of this Agreement, the Service Provider acknowledges receipt of a copy of the Plan.

SECTION 12. Notices.

Whenever any notice is required or permitted hereunder, such notice must be in writing and personally delivered or sent by mail. Any such notice required or permitted to be delivered hereunder shall be deemed to be delivered on the date on which it is personally delivered or, whether actually received or not, on the third business day (on which banking institutions in the State of Texas are open) after it is deposited in the United States mail, certified or registered, postage prepaid, addressed to the person who is to receive it at the address which such person has theretofore specified by written notice delivered in accordance herewith. The General Partner or the Service Provider may change at any time and from time to time by written notice to the other, the address which it or he previously specified for receiving notices. The General Partner and the Service Provider agree that any notices shall be given to the General Partner or to the Service Provider at the following addresses:

General Partner:    Eagle Rock Energy G&P, LLC
Attn: Charles C. Boettcher
P.O. Box 2968
Houston, Texas 77252-2968
Phone: (281) 408-1260
Fax: (281) 715-4142

Service Provider:    At the Service Provider’s current address as shown in the General Partner’s records.

SECTION 13. General Provisions.
(a)    Administration. This Agreement shall at all times be subject to the terms and conditions of the Plan. The Committee shall have sole and complete discretion with respect to all matters reserved to it by the Plan and decisions of the Committee with respect thereto and with respect to this Agreement shall be final and binding upon the Service Provider and the General Partner.
(b)    Continuation of Service. This Agreement shall not be construed to confer upon the Service Provider any right to continue in the service of the Partnership Entities.
(c)    Governing Law. This Agreement shall be interpreted and administered under the laws of the State of Texas, without giving effect to any conflict of laws provisions.
(d)    Amendments. This Agreement may be amended only by a written agreement executed by the General Partner and the Service Provider, except that the Committee may unilaterally waive any conditions or rights under, amend any terms of, or alter this Agreement provided no such change (other than pursuant to Section 4(c) or 7(c) of the Plan) materially reduces the rights or benefits of the Service Provider with respect to the Restricted Units without his consent.
(e)    Binding Effect. This Agreement shall be binding upon and inure to the benefit of any successor or successors of the General Partner and upon any person lawfully claiming under the Service Provider.
(f)    Entire Agreement. This Agreement constitutes the entire agreement of the parties with regard to this subject matter hereof, and contains all the covenants, promises, representations, warranties and agreements between the parties with respect to the Restricted Units granted hereby. Without limiting the scope of the preceding sentence, all prior understandings and agreements, if any, among the parties hereto relating to the subject matter hereof are hereby null and void and of no further force and effect.
(g)    No Liability for Good Faith Determinations. Neither the Partnership Entities, nor the members of the Committee or the Board, nor any officer of the General Partner, shall be liable for any act, omission or determination taken or made in good faith with respect to this Agreement or the Restricted Units granted hereunder.
(h)    No Guarantee of Interests. The Board and the Partnership Entities do not guarantee the Units from loss or depreciation.
(i)    Withholding Taxes. Upon any taxable event arising in connection with the Restricted Units, the Partnership Entities shall have the authority and the right to deduct or withhold, or to require the Service Provider to remit to a Partnership Entity, an amount sufficient to satisfy all applicable federal, state and local taxes (including the Service Provider’s employment tax obligations) required by law to be withheld with respect to such event. In satisfaction of the foregoing requirement, unless other arrangements have been made by the Service Provider that are acceptable to the applicable Partnership Entity and unless otherwise determined by the Board (which such determination may not be delegated), the General Partner or one of its Affiliates shall withhold Units otherwise issuable in respect of such Restricted Units having a Fair Market Value on the date of withholding equal to the aggregate amount of taxes required to be withheld with respect to such event based on the minimum statutory withholding rates for federal, state, local and foreign income tax and payroll tax purposes that are applicable to such supplemental taxable income.
(j)    Insider Trading Policy. The terms of the General Partner’s Insider Trading Policy with respect to Units are incorporated herein by reference.
(k)    Term Validity. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any applicable law, then such provision will be deemed to be modified to the minimum extent necessary to render it legal, valid and enforceable; and if such provision cannot be so modified, then this Agreement will be construed as if not containing the provision held to be invalid, and the rights and obligations of the parties will be construed and enforced accordingly. In the event of any conflict between the terms and conditions of this Agreement and the Plan, the provisions of the Plan shall control.
(l)    Clawback. Notwithstanding any provisions in the Plan or this Agreement to the contrary, any portion of the payments and benefits provided under this Agreement or pursuant to the sale of any Units issued hereunder shall be subject to any clawback or other recovery by the Partnership Entities to the extent necessary to comply with applicable law including, without limitation, the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 or any SEC rule.

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IN WITNESS WHEREOF, the General Partner has caused this Agreement to be executed by its officer thereunto duly authorized, and the Service Provider has set his hand as to the date and year first above written.

EAGLE ROCK ENERGY G&P, LLC

By:_________________________________________

Name: Joseph A. Mills

Title: Chairman and Chief Executive Officer

____________________________________________
Roger A. Fox